AMENDMENT #1
TO
HUBBELL INCORPORATED
INCENTIVE COMPENSATION PLAN
Adopted, Effective January 1, 2002

This Amendment #1 (the “Amendment”) is adopted by Hubbell Incorporated, a Connecticut corporation (the “Company”), for the purpose of amending that certain Hubbell Incorporated Incentive Compensation Plan (as adopted effective January 1, 2002) (the “Plan”), effective December 4, 2019 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors may at any time and from time to time amend the Plan in any respect without restriction; provided that no such amendment shall affect the rights of any participant or the operation of the Plan with respect to any payment to which a participant may have become entitled, deferred or otherwise, prior to the effective date of such action;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan as set forth herein to reflect the simplification of certain administrative practices and to preserve a practice of applying a maximum payout to any participant.

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as follows, effective as of January 1, 2020:

1.    Section 2.4 of the Plan is hereby amended and restated in its entirety as follows:

“The Committee shall, in writing, determine the performance goal or performance goals applicable to each participant for the plan year based on one or more quantitative and/or qualitative performance measures. The Committee will also determine the payout schedule detailing the total amount which may be available to each participant as an annual award based upon the relative level of attainment of the performance goal or performance goals. Annual awards shall be made from the general funds of the Company. No special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property assets of the Company”

2.    Article III of the of the Plan is hereby amended and restated in its entirety as follows:

“ARTICLE III
METHOD OF MAKING INCENTIVE PAYMENTS
“3.1    Incentive payments awarded under the plan shall be paid in cash. The amount of any incentive payment to be made to a participant in cash shall be paid as soon as practicable (but not later than six months) after the close of the fiscal year for which such incentive payment is awarded.

3.2	In no event shall the annual incentive payment to any participant under this Plan in any year exceed $5.0 million.”

1.	Except as modified by the forgoing, the terms and conditions of the Plan shall remain in full force and effect following the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment #1 to the Hubbell Incorporated Incentive Compensation Plan as of the Amendment Effective Date.

HUBBELL INCORPORATED

By:     /s/ Katherine A. Lane

Print Name: Katherine A. Lane

Title: Vice President, General Counsel and Secretary

Date: December 4, 2019